EXHIBIT 21

LCNB CORP. SUBSIDIARIES

LCNB National Bank, a national banking association, organized under the laws of the United States, and headquartered in Lebanon, Ohio.

Dakin Insurance Agency, Inc., an independent insurance agency, incorporated in Ohio, and headquartered in Lebanon, Ohio.